Exhibit 99.2
FOR IMMEDIATE RELEASE
A. SCHULMAN NAMES McMILLAN CHIEF ACCOUNTING OFFICER
AKRON, Ohio — April 4, 2011 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that Donald B. “Mickey” McMillan has been named Chief Accounting Officer, effective immediately. McMillan, who has been with A. Schulman for 15 years, also will retain his previous title of Corporate Controller.
As previously announced, McMillan has been overseeing financial responsibilities at the Company since Paul F. DeSantis, former Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, left the Company on February 28, 2011, to join Bob Evans Farms, Inc. (Nasdaq: BOBE), as Chief Financial Officer.
McMillan is a Certified Public Accountant and has held a variety of positions within A. Schulman’s finance team. Prior to joining A. Schulman, he spent 13 years in public accounting. He will report directly to Joseph M. Gingo, Chairman, President and Chief Executive Officer.
“We congratulate Mickey on his promotion to Chief Accounting Officer. His outstanding financial knowledge and experience have made him a great asset to A. Schulman’s finance team,” Gingo said.
About A. Schulman, Inc. Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,900 people and has 33 manufacturing facilities in North America, South America, Europe and Asia. A. Schulman reported net sales of $1.6 billion for the fiscal year ended August 31, 2010. Additional information about A. Schulman can be found at www.aschulman.com.
SHLM_ALL
Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com
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